FOR IMMEDIATE RELEASE

MICROMEM MAINTAINS PLAN AND DIRECTION FOR 2007

TORONTO, CANADA, February 14, 2007 -- Micromem Technologies Inc., ("Micromem") (OTC-BB:MMTIF) a Toronto-based developer of magnetic random access memory (MRAM), would like to take this opportunity to update its shareholders on its progress over the past year and its plans for the current year.

To date, Micromem has entered into 10 separate Non-Disclosure Agreements with various vertically integrated, multinational corporations with operations in a variety of sectors ranging from defense to consumer electronics.

After preliminary due diligence some of these corporations have invited Micromem to make more in-depth presentations of its MRAM technology, which presentations have either been completed or are being prepared for. Other corporations are still in the preliminary due diligence phase and it's our hope these corporations will also seek additional information about Micromem's technology. In more than one case, the execution of a Non-Disclosure Agreement has enabled us to engage in business discussions with certain of such corporations regarding potential collaborations and/or joint development agreements. We have also begun speaking with fabricators about the manufacturing of samples utilizing our MRAM technology as applied to the specifications provided by our potential partners. Although we have not executed definitive agreements to date with any of these corporations, we believe it is important to note that not one potential partner has withdrawn interest in the Micromem technology or ceased discussions with us.

Joseph Fuda added, "I am proud of the Micromem team's continuing efforts and I look forward to 2007 and the opportunities I believe Micromem will be presented with. We look forward to being able to provide further status reports and updates to our shareholders."

Listing: NASD OTC-Bulletin Board - Symbol: "MMTIF"
Shares issued: 69,419,449
SEC File No: 0-26005

About Micromem Technologies Inc.

Micromem Technologies, Inc. (www.micromeminc.com) is focused on the development of magnetic random access memory (MRAM) technology. We believe that once fully developed, this technology will be suitable for various applications including, without limitation, Radio Frequency Identification (RFID) It is anticipated that RFID will be Micromem's first market objective. Micromem's primary technology was developed pursuant to an exclusive world wide commercial license issued by the University of Toronto ("UT"). Pursuant to the terms of the license, Micromem can buy out the balance of its financial obligations with respect to the patents and technology licensed by UT for a fixed fee. The MRAM development work was undertaken in accordance with research collaboration agreements among Micromem, the University of Toronto, Dr. Harry Ruda and OCE Inc., a not-for-profit corporation supported through the Ontario Ministry of Economic Development and Trade's (MEDT) Ontario Centres of Excellence program.

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause Micromem's actual results in future periods to differ materially from those expressed or suggested herein. These uncertainties and risks include, without limitation, the inherent uncertainty of research, product development and commercialization, the impact of competitive products and patents, our ability to fund our current and future business strategies and respond to the effect of economic and business conditions generally as well as other risks and uncertainties detailed from time to time in Micromen's filings with the Securities & Exchange Commission. There can be no guarantee that Micromem will be able to enter into any commercial arrangements on terms that are favorable to it, or at all. For more information, please refer to Micromem's Annual Report on Form 20-F and its Form 6-Ks as filed with the U.S. Securities and Exchange Commission. Micromem is under no obligation (and expressly disclaims any obligation) to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.